Exhibit 23.3





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CKX, Inc. on Form S-8 of our report dated April 8, 2005 relating to the financial statements of 19 Entertainment Limited appearing in (a) Registration Statement No. 333-123995 of CKX, Inc. on Form S-1, and (b) Form 8-K/A dated May 27, 2005.

We also consent to the incorporation by reference in this Registration Statement of CKX, Inc. on Form S-8 of the reference to us under the headings "Selected Financial Data" and "Experts" in Registration Statement No. 333-123995 of CKX, Inc. on Form S-1.

We also consent to the incorporation by reference in this Registration Statement of CKX, Inc. on Form S-8 of our report dated December 22, 2004 relating to the financial statements of 19 Entertainment Limited appearing in the Form 8-K dated March 17, 2005.

/s/ DELOITTE & TOUCHE LLP


London, England
July 29, 2005